UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2016

Cytokinetics, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 624 - 3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

((c) Effective December 1, 2016, the Board of Directors of Cytokinetics, Incorporated (the "Company") appointed Dr. Elisabeth Schnieders, age 50, the Company’s Vice President of Business Development to Senior Vice President, Business Development. Dr. Schnieders’ annual salary will increase to $320,000 and her target bonus will be 30% of her base salary for 2016, increasing to 35% of her base salary for 2017.

Pursuant to her appointment, Dr. Schnieders entered into a new Executive Employment Agreement ("Agreement") the form of which was filed as Exhibit 10.19 with the Company’s Form 10-K. The Agreement provides for Dr. Schnieders to remain an at-will employee of the company and to receive salary, bonus and benefits as determined in the discretion of the board of directors of the Company. Upon a qualifying resignation or termination, Dr. Schnieders will become entitled to receive, continuing severance payments at a rate equal to her base salary for a period of eighteen months; a lump sum payment equal to her full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute "parachute payments" within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Agreement provides that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

December 5, 2016	By:	Sharon A. Barbari

Name: Sharon A. Barbari
Title: Executive Vice President Finance and Chief Financial Officer